Exhibit 10.1

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), effective as of May 4, 2015 (the “Effective Date”), is made by and between Fate Therapeutics, Inc., a Delaware corporation, having a principal place of business at 3535 General Atomics Court, Suite 200, San Diego, CA 92121 (“Fate”), and Juno Therapeutics, Inc., a Delaware corporation, having a place of business at 307 Westlake Ave N, 300, Seattle, WA 98109 (“Juno”).

BACKGROUND

A.                                    Juno has skills, expertise and proprietary technology regarding engineered T-cell immunotherapies using chimeric antigen receptor (“CAR”) technology and T-cell receptor (“TCR”) technology.

B.                                    Fate has skills, expertise and proprietary technology regarding pharmacologically-modulated hematopoietic cell therapeutics, including hematopoietic stem cell and T-cell therapeutics, and its small molecule modulation platform.

C.                                    Juno and Fate desire to enter a collaboration wherein Juno will select certain antigen targets and Fate will utilize its small molecule modulation platform, with the goal of developing engineered T-cells that would utilize or incorporate the results of such collaboration.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1       “Affiliate” shall mean any corporation or other entity, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists.  For the purposes of this Section, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists.

1.2       “Change of Control” shall mean, with respect to a Party, a transaction or series of transactions pursuant to which a Third Party (a) acquires (whether by merger, consolidation or transfer or issuance of capital stock or otherwise) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of such Party’s then outstanding voting securities, or (b) acquires all or substantially all of the assets of such Party; but excluding any such transaction or series of transactions described in clause (a) or (b) in which, immediately after the consummation of such transaction or series of transactions, the holders of voting securities of such Party immediately prior to such transaction or series of transactions beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities of the successor entity (or the parent of such successor entity) in such transaction.

1.3       “Collaboration IP” shall mean, collectively, the Collaboration Patents and Collaboration Know-How.

1.4       “Collaboration Know-How” shall mean all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information developed solely or jointly by Fate and/or Juno in the course of performing the Research Program.

1.5       “Collaboration Patents” shall mean all U.S. and foreign (a) patent applications, including provisional applications, the subject of which is an invention conceived or reduced to practice solely or jointly by Fate and/or Juno in the course of performing the Research Program, (b) any divisionals, continuations, and continuations-in-part of any of the foregoing, (c) all patents that issue as a result of any of the foregoing, including inventor’s certificates and equivalents, and (d) all reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patents in clause (c) above, and any substitutions, additions, renewals, term restorations, requests for continued examination, revisions, supplementary protection certificates, confirmations, registrations or revalidations of any of the foregoing.

1.6       “[***]Efforts” shall mean [***].

1.7       “Combination Product” means a product that contains one or more active components which are Modulated Products, and sold in combination with one or more separate products which are not Modulated Products.

1.8       “Confidential Information” shall have the meaning set forth in Section 9.1.

1.9       “Control,” “Controls,” “Controlled” or “Controlling” shall mean possession of the ability to grant the licenses and/or sublicenses as provided herein without violating the terms of any agreement or other arrangements with any Third Party.

1.10                        “Derivative” shall mean any of the following:  (a) a modified form of a compound that is derived from such compound with modifications considered routine by an ordinary skilled chemist and generally conserves the basic scaffold of such compound’s chemical structure; or (b) a salt, free-base, hydrate, solvate, polymorph, isomer, enantiomer, (human) metabolite or human prodrug (including ester prodrugs) of a compound.

1.11                        “EMA” shall mean the European Medicines Agency of the European Union, or the successor thereto.

1.12                        “Engineered T-Cell” shall mean a T-cell, normally having the ability to recognize specific peptide antigens presented by the major histocompatibility complex through receptors on their cell surface, that has been genetically engineered to express either a CAR or a TCR with the express intent of targeting a tumor associated antigen or protein; provided, however, that notwithstanding the foregoing, the definition of “Engineered T-Cell” specifically excludes the following cell types: [***]. For the avoidance of doubt, a pharmaceutical product incorporating a T-cell will not be excluded by virtue of the exclusions in [***].

1.13                        “Excluded Modulator” shall mean a Modulator that (i) [***], and (ii) [***].  Notwithstanding the foregoing, a Modulator which is an Excluded Modulator pursuant to this Section 1.13, will be a “Partially Excluded Modulator” (and will be considered a Partially Excluded Modulator, and not an Excluded Modulator, only for purposes of determining which of Section 5.9.1 or 5.9.2 or Section 5.9.3 or 5.9.4 applies) if [***].  For the avoidance of doubt, under this Section 1.13, a Fate Modulator shall not be considered an Excluded Modulator or Partially Excluded Modulator if the applicable [***].

1.14                        “Fate Collaboration IP” shall mean the Collaboration IP that is solely owned by Fate in accordance with Section 8.1.  The “Fate Collaboration Patents” shall mean the Collaboration Patents that are solely owned by Fate in accordance with Section 8.1.

1.15                        “Fate IP” shall mean, collectively, the Fate Patents and Fate Know-How.

1.16                        “Fate Know-How” shall mean all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, which are (a) Controlled by Fate or its Affiliates at any time during the term of this Agreement (except as expressly excluded pursuant to Section 5.8) and (b) necessary or useful either (i) for Juno to perform its activities under the Research Program or (ii) to make, have made, use, offer for sale, sell, import, export and otherwise exploit Modulated Products incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s) in the Territory for use in the Field; provided, however, that the foregoing definition excludes all intellectual property rights Controlled by any Affiliate that becomes an Affiliate of Fate in connection with or following a Change of Control of Fate, unless and until such Affiliate performs any activities under the Research Program or receives an assignment of any of the foregoing intellectual property rights within this definition from Fate or any Affiliate of Fate that is not excluded by virtue of this proviso.

1.17                        “Fate Modulators” shall mean (a) Modulators identified by Fate, disclosed to Juno by Fate, and assessed by Fate or Juno with respect to their potential to enhance the therapeutic properties of Engineered T-Cells in connection with the Research Program; (b) Derivatives of Modulators described in Section 1.17(a); and (c) substitutes of Modulators described in Section 1.17(a), where a compound is considered a substitute of a Modulator if: [***].

1.18                        “Fate Patents” shall mean all U.S. and foreign patents and patent applications, including any divisionals, continuations, continuations-in-part, inventor’s certificates and equivalents, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of any such patents, substitutions, additions, renewals, term restorations, requests for continued examination, revisions, supplementary protection certificates, confirmations, registrations or revalidations of any such patents or patent applications, which are (a) Controlled by

Fate or its Affiliates at any time during the term of this Agreement (except as expressly excluded pursuant to Section 5.8) and (b) necessary or useful either (i) for Juno to perform its activities under the Research Program or (ii) to make, have made, use, offer for sale, sell, import, export and otherwise exploit Modulated Products incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s) in the Territory for use in the Field; provided, however, that the foregoing definition excludes all intellectual property rights Controlled by any Affiliate that becomes an Affiliate of Fate in connection with or following a Change of Control of Fate, unless and until such Affiliate performs any activities under the Research Program or receives an assignment of any of the foregoing intellectual property rights within this definition from Fate or any Affiliate of Fate that is not excluded by virtue of this proviso.

1.19                        “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.20                        “Field” shall mean the diagnosis, treatment or prevention of any human disease or condition.

1.21                        “FTE” shall mean a full-time, equivalent person year, based upon a total of[***] hours per year of work in connection with the Research Program.

1.22                        “IND” shall mean an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. § 312.3.

1.23                        “Joint Collaboration IP” shall mean the Collaboration IP that is jointly owned by Fate and Juno in accordance with Section 8.1.  The “Joint Collaboration Patents” shall mean the Collaboration Patents that are jointly owned by Fate and Juno in accordance with Section 8.1.

1.24                        “JRC” or “Joint Research Committee” shall have the meaning set forth in Section 3.1.

1.25                        “Juno Collaboration IP” shall mean the Collaboration IP that is solely owned by Juno in accordance with Section 8.1.  The “Juno Collaboration Patents” shall mean the Collaboration Patents that are solely owned by Juno in accordance with Section 8.1.

1.26                        “License” shall mean the license grant set forth in Section 4.1.

1.27                        “Modulated Product” shall mean (a) a Product that uses or incorporates a Fate Modulator, or (b) a pharmaceutical product, other than a Product, that uses or incorporates a Fate Modulator and [***].

1.28                        “Modulator” shall mean any pharmacologic small molecule that can enhance the therapeutic properties of Engineered T-Cells.

1.29                        “Net Sales” shall mean, with respect to any Modulated Product, the gross sales price of such Modulated Product invoiced by Juno, its Affiliates and/or sublicensees to Third Parties who are not Affiliates or sublicensees (or are Affiliates or sublicensees but are the end users of such Modulated Product) less, to the extent actually paid by Juno or its Affiliates or sublicensees (as applicable), (a) credits or allowances granted for billing errors, damaged, outdated, returned, rejected or recalled Modulated Products, (b) trade, quantity discounts, early payment, and/or early payment cash discounts, rebates and other price reductions for such Modulated Product given to such Third Parties under price reduction programs, (c) rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Modulated Product, (d) transportation and insurance, (e) sales, use, value-added and other direct taxes incurred on the sale of such Modulated Product to such customers, and (f) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Modulated Product to such customers; or to the extent actually accrued by Juno or its Affiliates or sublicensees (as applicable), an allowance for uncollectible or bad debts determined in accordance with U.S. GAAP.

For the avoidance of doubt, disposal of any Modulated Product, or use of any Modulated Product,(i) for or in any clinical trial or other research and development activities without charge, or (ii) provided without charge as samples or for compassionate use, if any, shall not result in any Net Sales.

For clarity, if Juno sells Modulated Product to an Affiliates or sublicensees for resale, Net Sales shall be determined based on the amount received by such Affiliates or sublicensees from Third Parties on the resale of such Modulated Product rather than the amount received by Juno on the sale of Modulated Product to its Affiliates or sublicensees for resale.

With respect to Modulated Products, if any, that are sold at a discount in “bundles” with other products or services (i.e., sold together in a single sales transaction with other products or services for which separate prices are charged in such transaction), if the amount invoiced for the applicable Modulated Products represents [***] then Net Sales for such “bundled” Modulated Product shall be determined using [***].

If a Modulated Product is sold as a Combination Product, then for purposes of calculating Juno’s payment obligations under Section 5.7, shall be determined as follows:

(A)                               In the event one or more Modulated Products are sold as part of a Combination Product in a particular country, and all products contained in the Combination Product are sold separately in such country, the Net Sales of such Modulated Product(s), for the purposes of determining payments based on Net Sales, shall be determined by [***]

(B)                               In the event one or more Modulated Products are sold as part of a Combination Product and are sold separately in such country, but the other product(s) included in the Combination Product are not sold separately in such country, the Net Sales of the Modulated Product, for the purposes of determining payments based on Net Sales, shall be determined by [***]

(C)                               In the event that the Net Sales of the Modulated Product(s) when included in a Combination Product cannot be determined using the methods above, Net Sales for the purposes of determining payments based on Net Sales shall be [***].

1.30                        “Party” or “Parties” shall mean, respectively, Fate or Juno individually, or Fate and Juno collectively.

1.31                        “Product” shall mean any pharmaceutical product incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s).

1.32                        “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including a New Drug Application (with respect to the FDA) or Marketing Authorization Application (with respect to the EMA)) required as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.

1.33                        “Regulatory Authority” means any applicable government or quasi-government regulatory authority involved in granting approvals for investigational clinical trials, the manufacturing, marketing, selling, reimbursement and/or pricing of a Modulated Product in the Territory, including, in the U.S., the FDA and, in other countries, any governmental authority having substantially the same function.

1.34                        “Research Plan” shall mean the written research plan governing the efforts of the Parties in conducting the Research Program.  Attached hereto as Exhibit A is the preliminary outline of the Research Plan, with the full Research Plan to be agreed to by the Parties within thirty (30) days after the Effective Date.  The Research Plan may be amended from time to time by mutual agreement of the Parties or as described in Section 2.3.

1.35                        “Research Program” shall mean the research activities undertaken by the Parties pursuant to ARTICLE 2 below.

1.36                        “Research Term” shall mean the term of the Research Program, as provided in Section 2.5 below.

1.37                        “Results” shall mean the data and results generated in the course of the Research Program.

1.38                        “Royalty Term” shall mean, with respect to each Modulated Product in each country, the term commencing on the first commercial sale of the Modulated Product in such country and continuing until the later of (a) expiration of the last Valid Claim in such country covering the manufacture, use, offer for sale, sale or import of such Modulated Product (or any Fate Modulator used or incorporated therein) in such country, (b) ten (10) years after such first commercial sale in such country, or (c) the expiration of all data and other regulatory exclusivity periods afforded by any Regulatory Authority with respect to such Modulated Product in such country.

1.39                        “SEC” shall mean the U.S. Securities and Exchange Commission or any successor agency.

1.40                        “Selected Target” shall mean a Target selected by Juno in accordance with Section 2.8.

1.41                        “Stock Purchase Agreement” shall have the meaning set forth in Section 5.1.

1.42                        “Tail Period” shall have the meaning set forth in Section 4.3(d).

1.43                        “Target” shall mean (a) any of the tumor-associated antigens and proteins listed on Exhibit B, as such list may be amended in accordance with Section 2.7 (the “Target List”), and (b) any variant, isoform or polymorphism of any such antigen or protein on the Target List.

1.44                        “Territory” shall mean worldwide.

1.45                        “Third Party” shall mean any person or entity other than Fate and Juno, and their respective Affiliates.

1.46                        “Valid Claim” shall mean a claim of an issued and unexpired patent, or a patent application being prosecuted in good faith that has been pending for no more than [***] years from the date of earliest priority, that is included within the Fate Patents or Collaboration Patents, as applicable, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or been irretrievably cancelled, withdrawn, abandoned or rejected.

ARTICLE 2
RESEARCH PROGRAM

2.1                               Goals.  The goals of the Research Program are the discovery and identification of Fate Modulators, and the optimization and the use of Fate Modulators, to research and develop Modulated Products pursuant to the Research Plan.  Without limiting the foregoing, under the Research Plan (a) Fate shall use its small molecule library to identify Modulators that promote the selected T-cell characteristics for modification, (b) Fate shall primarily be responsible for in vitro validation and in vivo confirmation of the selected T-cell characteristics for modification (e.g., T-cell survival, T-cell trafficking) using Fate Modulators on the transferred T-cell populations, and (c) Juno shall primarily be responsible for in vivo efficacy assessments using Engineered T-Cells, which have been pharmacologically-modulated with Fate Modulators, targeting a Target.

2.2                               Conduct of the Research Program.  Subject to the terms and conditions set forth herein, the Parties shall conduct research under the Research Program, which shall be funded as set forth in Section 5.3.  During the Research Term, Fate and Juno shall collaborate and conduct the Research Program in accordance with the Research Plan, and the budget included therein, within the time schedules contemplated therein and keep the other Party informed as to the progress and Results of the Research Program hereunder.  Fate and Juno shall each perform their respective obligations under the Research Plan.  For clarification, Fate shall not be obligated to perform research under the Research Program that is not within the then-current budget included in the Research Plan, which budget shall not exceed amounts payable to Fate under Section 5.3, unless all costs of such research are to be paid for solely by Juno.

2.3                               Research Plan.  The Research Program shall be carried out in accordance with a mutually agreed upon written Research Plan, which shall establish specific research objectives and the research tasks to be performed and resources to be provided by each Party and the budget for such activities.  The Parties shall work together in good faith to prepare the initial draft Research Plan, and a detailed Research Plan shall be agreed to by the Parties within thirty (30) days after the Effective Date and attached hereto as Exhibit A.  The Research Plan will establish the scope of the research activities which will be performed and the research objectives and work plan activities with respect to the Research Program and the budget for such activities.  The Research Plan shall be reviewed on an ongoing basis and may be amended by the Joint Research Committee in accordance with ARTICLE 3.  Notwithstanding the governance provisions of Section 3.5, if a Fate Modulator to be used under the Research Program is an Excluded Modulator, then Juno shall only include the use of such Excluded Modulator, and Fate shall only be required to conduct activities on such Excluded Modulator, under the Research Program if both Parties agree to specific research and development tasks and objectives that are designed, with a good faith intent, to result in a Modulated Product that would qualify for payments under Sections 5.5, 5.6 and 5.7 (and not excluded from payments under Section 5.9); provided that [***].

2.4                               Research Program Staffing.  During the Research Program, Fate and Juno shall each devote that number of FTEs and other resources to conduct the Research Program as specified in the Research Plan.

2.5                               Term of Research Program.  The term of the Research Program shall commence on the Effective Date and shall end upon the date four (4) years after the Effective Date (the “Initial Research Term”), provided that if Juno exercises the Extension Option as set forth below, then the term of the Research Program shall be extended for an additional two (2) years (the “Extended Research Term”) (the Initial Research Term together with the Extended Research Term, if applicable, the “Research Term”).  If, during the Initial Research Term, Juno has selected at least [***] Selected Targets, then upon providing written notice to Fate at least [***] prior, but no more than [***] prior, to the expiration of the Initial Research Term and making the payments both as described in Section 5.2, the term of the Research Program shall be extended by the Extended Research Term (the “Extension Option”).

2.6                               Records; Inspection.

(a)                                 Records.  Fate and Juno shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and Results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations and as directed by the JRC).  Fate shall maintain such records during the Research Term and for a period of [***] years thereafter, and shall provide Juno access to such records at Fate’s place of business upon reasonable advance notice of Juno.

(b)                                 Reports and Information Exchange.  During the Research Term, each of Juno and Fate shall use [***] Efforts to disclose to the other Party all material information relating to the Research Program promptly after it is learned or its materiality is appreciated.  Each Party shall also keep the other Party, including the Joint Research Committee, informed as to its progress under the Research Plan.  Within [***] days following the end of each [***] of the Research Program, each of Fate and Juno shall provide the other Party with a reasonably detailed written report describing [***]. Fate shall use its [***] Efforts to identify and disclose to Juno the most suitable Modulators in connection with the Research Program.

2.7       Target List.  During the Research Term, Juno shall have the right to update the Target List, on a [***] basis (or more frequently as provided below following receipt of a Target Notification), by providing an updated Target List to the JRC, provided that the Target List may not exceed [***]tumor-associated antigens or proteins at any one time.  During the Research Term, if Fate desires, either directly or with an Affiliate or Third Party collaborator to research, develop, use or commercialize any Modulators for the purposes of modulating the therapeutic properties of Engineered T-Cells targeting a tumor-associated antigen or protein which is not on the Target List, then Fate shall first notify and disclose to Juno in writing the tumor-associated antigen or protein (the “Target Notification”).  Juno shall have a period of [***] days from receipt of the Target Notification to elect to add such tumor-associated antigen or protein to the Target List (and, correspondingly, remove tumor-associated antigens or proteins  from the Target List, if necessary, so that the Target List shall not exceed [***] Targets at any one time) by providing an updated Target List to the JRC.  If Juno does not add such tumor-associated antigen or protein to the Target List during such [***] day period, or if Juno removes a tumor-associated antigen or protein from the Target List when providing an updated Target List (including, for the avoidance of doubt, in connection with any update of the Target List by Juno as described above) (in each case, such antigen or protein, together with any variant, isoform or polymorphism of any such antigen or protein (except for any variant, isoform or polymorphism that may be separately included on the Target List), a “Declined Target”), Fate shall not have any obligations or restrictions, and Juno shall not have any rights, under this Agreement thereafter with respect to any Declined Target.  A Declined Target [***].  At the end of the Research Term, all Targets on the Target List that have not been selected as Selected Targets in accordance with Section 2.8 shall automatically be deemed Declined Targets.

2.8       Selected Targets.  During the Research Term, subject to the terms of this Section 2.8, Juno shall have the right to select Targets to be Selected Targets by providing written notice to Fate and payment of the payment set forth in Section 5.4.  Upon such written notice and payment for a given Target, such Target shall be a “Selected Target.”  There shall not be any limit on the number of Selected Targets (other than the requirement that such Target was on the Target List); provided, however, that Juno shall only have the right to select a Target as a Selected Target if [***].  For clarification (i) if Juno [***] then each such antigen or protein shall be selected by Juno as a Selected Target in accordance with this Section 2.8 in connection with [***], and (ii) [***].  For the avoidance of doubt, Juno may modify an existing Modulated Product incorporating as an active ingredient an Engineered T-Cell directed against such Selected Target(s) by [***].

2.9       Technology Transfer.  During the Research Term and, provided that Juno has selected at least one (1) Selected Target prior to the end of the Research Term in accordance with Section 2.8, for [***] months following the Research Term, upon the request of Juno, Fate shall provide reasonable assistance to enable the effective transfer to Juno or its Affiliates or its designees, without charge, such reasonable quantities of Fate Modulators (and associated Fate IP and Collaboration IP) as are in Fate’s possession and are reasonably necessary to enable Juno or its designee (including a manufacturer) to continue to perform activities to be performed by Juno under this Agreement, and for the manufacture of the Fate Modulators to be used in a Modulated Product incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s).  Thereafter Fate will reasonably cooperate as Juno may from time to time request to identify other parties from which to source Fate Modulators, at Juno’s expense.

2.10                        Transfer of Materials.  In connection with the Research Program, each Party may transfer to the other Party certain materials, including Fate Modulators transferred to Juno by Fate and T-cell populations transferred to Fate by Juno (collectively, the “Materials”).  Fate shall use the

Materials provided by Juno, and Juno shall use the Materials provided by Fate, and any information and other materials directly or indirectly related or derived therefrom, solely to conduct the Research Program or, as applicable in the case of Juno, to exercise its license rights granted hereunder, and for no other purpose.  Fate shall not use the Materials provided by Juno, and Juno shall not use Materials provided by Fate, or any information or other materials directly or indirectly related or derived therefrom, for any other purpose.  Fate shall not transfer the Materials provided by Juno, and Juno shall not transfer the Materials provided by Fate, or any information or other materials directly or indirectly related or derived therefrom, to any Third Party without the prior express written consent of the Party providing such Materials, except that Juno shall have the right to transfer the information and materials to its manufacturers, collaborators or licensees, in each case pursuant to exercising the license rights granted hereunder (subject to Section 4.2 or 10.4(a)).  Fate shall notify Juno, and Juno shall notify Fate, promptly upon discovery of any unauthorized use or disclosure of the Materials provided by such other Party.  Upon the request of Juno, Fate promptly shall return all remaining Materials provided to Fate by Juno to Juno, or at the instruction of Juno destroy the Materials and provide to written evidence of such destruction.  Except as expressly set forth herein, ALL MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

ARTICLE 3
MANAGEMENT

3.1       Joint Research Committee.  Promptly after the Effective Date, Juno and Fate will establish a committee (the “Joint Research Committee” or “JRC”) to oversee, review and recommend direction of the Research Program during the Research Term.  The responsibilities of the Joint Research Committee shall include, among other things monitoring and reporting research progress and ensuring open and frequent exchange between the Parties regarding Research Program activities.

3.2       Membership.  The JRC shall include two (2) representatives of each of Juno and Fate, each Party’s members selected by that Party.  Fate and Juno may each replace its JRC representatives at any time, upon written notice to the other Party.  From time to time, the JRC may establish subcommittees, to oversee particular projects or activities, and such subcommittees will be constituted as the JRC agrees.

3.3       Meetings.  During the Research Term, the JRC shall meet at least twice a year, or as agreed by the Parties, at such locations as the Parties agree, to share progress reports and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference.  During the Research Term, the JRC shall meet twice a year, or as agreed by the Parties, at such locations as the Parties agree, to set research priorities and costs for the Research Program.  With the consent of the Parties, other representatives of Fate or Juno may attend JRC meetings as nonvoting observers.  Each Party shall be responsible for all of its own expenses associated with attendance of such meetings.  The first meeting of the JRC shall occur within thirty (30) days after the Effective Date.

3.4       Minutes.  The JRC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken.  The Secretary of the JRC (as appointed by the members of the JRC) shall be responsible for the preparation of draft minutes.  Draft minutes shall be sent to all members of the JRC within [***] working days after each meeting and shall be approved, if appropriate, at the next meeting.  All records of the JRC shall at all times be available to both Fate and Juno.

3.5       Decision Making.  Decisions of the JRC shall be made by unanimous vote, with each Party having one (1) vote.  In the event that there is not a unanimous vote to approve a decision, then Juno shall have the deciding vote; provided, however, that Juno, with such deciding vote, shall not (a) require Fate to incur any additional costs and/or expenses under the collaboration in excess of the amounts paid by Juno to Fate pursuant to Section 5.3 (unless such additional costs / expenses are to be paid for solely by Juno) or (b) make any decision that would amend the scope of the Research Program or the terms of this Agreement.

ARTICLE 4
LICENSES

4.1       License.  Subject to the terms and conditions of this Agreement, in connection with selection by Juno of a Selected Target(s) in accordance with Section 2.8, Fate shall grant, and hereby does grant to Juno, effective upon such selection, an exclusive (even as to Fate, other than for activities to be conducted by Fate under this Agreement), royalty-bearing, non-transferable (except as set forth in Section 13.4) license, with the right to grant and authorize sublicenses through multiple tiers in accordance with Section 4.2, under the Fate IP, Fate Collaboration IP and Fate’s interest in the Joint Collaboration IP applicable to Modulated Products incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s), solely to make, have made, use, offer for sale, sell, import, export and otherwise exploit Modulated Products incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s) in the Territory for use in the Field.

4.2       Sublicense Terms.  Any sublicense by Juno of rights granted under the License shall be in writing and subject and subordinate to, and consistent with, the terms and conditions of this Agreement.  Juno shall provide Fate a copy of any sublicense agreement entered into with any Third Party sublicensee, and any amendment thereto, within [***] days of its execution; provided that Juno may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement.  Juno shall be liable for the failure of its sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by its sublicensees with the terms of the sublicense agreement.

4.3       Exclusivity.

(a)                                 Research Term.  During the Research Term: (i) except with respect to activities in connection with this Agreement or Fate’s exercise of its rights under this Agreement,

Fate shall not conduct or participate in, and shall not license, fund or otherwise enable any Third Party to, engage in any research, development or commercialization activities involving the use of any Modulators with respect to any Engineered T-Cell directed against one or more Targets, and (ii) except with respect to activities in connection with this Agreement or Juno’s exercise of its rights under this Agreement, Juno shall not conduct or participate in, and shall not license, fund or otherwise enable any Third Party to, engage in any research, development or commercialization activities involving the use of any Fate Modulators for any purpose.

(b)                                 Term of Agreement.  At any time during the term of this Agreement following Juno’s election to exercise the Extension Option (but not if Juno does not exercise the Extension Option), except with respect to activities in connection with this Agreement or Fate’s exercise of its rights under this Agreement (including as permitted under Section 4.3(f)), Fate shall not conduct or participate in, and shall not license, fund or otherwise enable any Third Party to, engage in any research, development or commercialization activities involving the use of any Modulators with respect to an Engineered T-Cell directed against one or more Selected Targets.

(c)                                  Conversion.  On a Selected Target -by-Selected Target basis, if Juno fails to exercise its diligence obligations with respect to a Selected Target as set forth in ARTICLE 7, then (i) the License grant under Section 4.1 with respect to Modulated Products directed against such Selected Target shall convert from exclusive to non-exclusive, and (ii) Fate’s restrictions under Section 4.3(b) with respect to such Selected Target shall terminate.

(d)                                 Jointly Owned Collaboration IP.  During the Research Term and the Tail Period (as defined below), Fate shall not grant a license under, or enable any Third Party with respect to, Fate’s interest in any Joint Collaboration IP for any Engineered T-Cell directed against a Target.  The “Tail Period” shall mean (i) [***] after expiration of the Research Term if Juno has exercised the Extension Option, or (ii) [***] after expiration of the Research Term if Juno has not exercised the Extension Option; provided, however, if Juno terminates the Agreement during the Research Term pursuant to Section 12.3, then the Tail Period shall mean the period expiring on the effective date of termination of the Research Term under Section 12.3.

(e)                                  Option.  Subject to Juno’s exercise of the Extension Option and provided that Juno does not terminate this Agreement during the Research Term pursuant to Section 12.3, Fate hereby grants to Juno during the [***] period after the expiration of the Research Term (the “Option Period”), solely with respect to those Targets on the Target List as of the expiration of the Research Term, an option (the “Option”) with respect to any [***] to include such [***] as a Selected Target under the licenses granted under Section 4.1.  If Juno desires to exercise the Option with respect to a particular Target during the Option Period, Juno shall provide written notice to Fate identifying the applicable Target (the “Option Notice”).  Within [***] days after receipt of the Option Notice, Fate shall notify Juno in writing whether the Target is an [***].  If such applicable Target is [***], Juno shall have the right to exercise the Option during the Option Period by providing written notice to Fate of exercise of the Option and paying the selection fee under Section 5.4 as if such Target was the next Selected Target.  Effective upon receipt of such notice and payment, the Option for the applicable Target shall be exercised and the Target shall be deemed a “Selected Target” for all purposes under this Agreement (including the rights granted under Section 4.1 and payment obligations for applicable Modulated Products under ARTICLE 5).  As used herein [***].

(f)                                   Acknowledgement.  It is acknowledged that conducting or participating in, or licensing, funding or otherwise enabling any Third Party to, engage in any research, development or commercialization activities directed against one or more antigens or proteins that are not Targets, including where there may be incidental activity against a Target but it is not the intended purpose of such activities to target such Target, shall not be a violation of this provision.

4.4       Limitations and Other Restrictions.  During the Research Term [***]. Following the expiration of the Research Term, [***].

4.5       Use of Joint Collaboration IP.  During the term and thereafter, subject to the License and the provisions of Section 4.3 and ARTICLE 9, each party shall have the right to use, or license to any Third Party, any of its joint ownership interest in the Joint Collaboration IP for any purpose.  Except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit jointly-owned inventions and other intellectual property, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

4.6       Use of Results.  During the term and thereafter, subject to the License and the provisions of Section 4.3, Section 8.1(b) and ARTICLE 9, each party shall have the right to use and disclose the Results for any purpose.

4.7       No Implied Licenses; Retained Rights.  No right or license under any intellectual property rights of either Party is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.  Fate hereby expressly reserves all rights under the Fate IP, Fate Collaboration IP and Fate’s interest in the Joint Collaboration IP not expressly licensed to Juno under the License.

4.8       Development Reports.  Following the Research Term, Juno shall deliver to Fate written annual updates with respect to the status of the development of Modulated Products, which shall include initiation of any clinical trials, the status of progress toward achievement of milestone events and termination of development of any Modulated Product.

ARTICLE 5
PAYMENTS

5.1       Initial Fee.  In partial consideration of Fate’s grant of the rights and licenses to Juno hereunder, Juno shall (a) pay to Fate a one-time, non-refundable, non-creditable fee of five million dollars ($5,000,000) within [***] following the Effective Date, and (b) purchase eight million dollars ($8,000,000) worth of shares of Fate’s common stock at a price of eight dollars ($8.00) per share pursuant to the stock purchase agreement attached hereto as Exhibit C (the “Stock Purchase Agreement”).

5.2       Extension Option Fee.  If Juno exercises the Extension Option in accordance with Section 2.5, then (a) Juno shall pay to Fate a one-time, non-refundable, non-creditable fee of three million dollars ($3,000,000) within ten (10) days following Juno’s written notice of exercise of the

Extension Option, and (b) upon Fate’s written election provided within [***] following Juno’s exercise of the Extension Option, Juno shall purchase the Extension Closing Shares (as defined in the Stock Purchase Agreement), subject to the terms and conditions of the Stock Purchase Agreement.

5.3       Research Program Funding.  As consideration for Fate’s performance of its activities under the Research Program, Juno will pay to Fate amounts as determined by the JRC and set forth in the budget included in the Research Plan; provided, however, that the minimum amount to be paid to Fate shall be equal to two million dollars ($2,000,000) per year during the Initial Research Term; provided, however, if Juno exercises the Extension Option in accordance with Section 2.5, such minimum amount to be paid by Juno to Fate shall be equal to four million dollars ($4,000,000) per year during the Extended Research Term.  Amounts payable to Fate under this Section 5.3 shall be paid [***], based on the applicable amount of funding set forth in the then-current budget as determined by the JRC but not less than the minimum amount set forth above.

5.4       Selection Fee.  Within [***] days after each Selected Target is first selected by Juno pursuant to Section 2.8, Juno shall pay to Fate a one-time, non-refundable, non-creditable selection fee for such Selected Target, as follows:  (a) for each of the first [***] Selected Targets: [***] per Selected Target, (b) for each of the [***] through [***] Selected Targets: [***] per Selected Target, and (c) for each subsequent Selected Target commencing with the [***] Selected Target: [***] per Selected Target.  In addition to the foregoing, Juno shall pay to Fate within [***] days after each of the following events: (a) a one-time, non-refundable, non-creditable bonus of [***] upon the selection of the first [***] Selected Targets, and (b) a one-time, non-refundable, non-creditable bonus of [***] upon the selection of the first [***] Selected Targets.

5.5       Milestones.  Juno shall pay Fate the following payments on the first achievement by Juno or any of its Affiliates or sublicensees of the following milestone events, with such payments due within [***] days after the applicable event occurs.  Each milestone payment shall be non-refundable and non-creditable (other than as set forth in Section 5.5.3 below), and due one-time only for each Modulated Product. For purposes of this Section 5.5 and Section 5.6 below, the following shall apply to determine whether a Modulated Product is separate and distinct from another Modulated Product so that milestone payments shall be due for each such Modulated Product.

5.5.1                     For a pharmaceutical product that is an Engineered T-Cell, a Modulated Product shall be considered separate and distinct from an existing Modulated Product if [***].  For the avoidance of doubt, a Modulated Product shall not be considered separate and distinct from an existing Modulated Product [***].

5.5.2                     For a pharmaceutical product that is not an Engineered T Cell, a Modulated Product shall be considered a separate and distinct Modulated Product if such Modulated Product has [***].

5.5.3                     Notwithstanding the foregoing, each Modulated Product that enters clinical investigation in a clinical trial which is intended to support Registration, shall be considered a separate and distinct Modulated Product and any and all Milestone Payments related to such Modulated Product, including those previously unpaid, shall be payable hereunder; provided however that, if all development of a Modulated Product is ceased (“Discontinued Product”), [***].

Milestone Event	Milestone Payment
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

* An indication will be considered different than another indication if separate IND filings are required for each such indication.

# The milestone payments based upon Net Sales shall be additive so that if more than one such milestone events are achieved in the same year, then all milestone payments corresponding with such milestone events shall be paid.

5.6       Bonus Milestones.  In addition to those payments due under Section 5.5, Juno shall pay Fate the following payments on the first achievement by Juno or its Affiliate or sublicensee of the following milestone events, with such payments due within [***] days after the applicable event occurs.  Each milestone payment shall non-refundable and non-creditable, and be due one-time only.

Milestone Event	Milestone Payment
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

Milestone Event	Milestone Payment
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

# The milestone payments based upon Net Sales shall be additive so that if more than one such milestone events are achieved in the same year, then all milestone payments corresponding with such milestone events shall be paid.

5.7       Royalties.

(a)                                 During the Royalty Term for a Modulated Product, Juno shall pay Fate, [***] a royalty equal to [***] of Net Sales of Modulated Product.  If, with respect to Net Sales of all Modulated Products during a calendar year, and evaluated each calendar year, aggregate Net Sales during such calendar year exceeded [***] then the foregoing royalty rate shall be [***] for such calendar year to [***] unless [***] gross profit margin for Modulated Products (determined in accordance with U.S. GAAP) for such calendar year is [***].

(b)                                 Only one royalty shall be paid to Fate with respect to each Modulated Product subject to royalties under this Section, without regard to whether more than one Valid Claim is applicable to such Modulated Product.

(c)                                  If, with respect to Net Sales of a Modulated Product during a calendar year, [***] and if it becomes necessary for Juno, its Affiliates or sublicensees to obtain a license under a patent of a Third Party in order to practice the License to manufacture, use or sell such Modulated Product in a given country, then Juno shall have the right to credit [***] of such Third Party royalty payments against the royalties owing to Fate under Section 5.7(a) with respect to sales of such Modulated Product in such country; provided, however, that Juno shall not reduce the amount of the royalties paid to Fate under Section 5.7(a) with respect to such Modulated Product in such country by reason of this Section to an effective royalty rate of less than [***].

5.8       Upstream Agreements.  Juno acknowledges that certain Fate IP included in the License may include intellectual property that is licensed to Fate pursuant to an agreement with a Third Party (“Fate Upstream Agreement”).  As of the Effective Date, there are no Fate Upstream Agreements.  Fate Upstream Agreements may be added to Exhibit E as described below.  Juno agrees to be bound by any restrictions or limitations set forth in the Fate Upstream Agreements that applies to Juno’s use of the applicable Fate IP, including any limitations on the scope and exclusivity of the licenses granted to Fate thereunder and any constraints on Fate’s ability to prosecute or enforce intellectual property licensed pursuant to such Fate Upstream Agreement, and that any sublicense granted under Fate Upstream Agreements is granted subject to the terms and conditions of such Fate Upstream Agreements.  Fate shall remain responsible for all payments that may be due under each Fate Upstream Agreement; provided, however, that Juno shall reimburse Fate, within [***] days after the date of an invoice from Fate, for [***] under any Fate Upstream Agreement entered into and added to Exhibit E after the Effective Date in connection with the activities of Juno and its Affiliates and sublicensees.  Notwithstanding the foregoing, an agreement will only be added to Exhibit E after the Effective Date if Fate provides Juno a copy of such license agreement, and Juno elects to amend Exhibit E to include such license agreement as a Fate Upstream Agreement; provided, however, that Fate shall provide Juno a copy of any license agreement entered into after the Effective Date that is necessary or useful either (i) for Juno to perform its activities under the Research Program or (ii) to make, have made, use, offer for sale, sell, import, export and otherwise exploit Modulated Products incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s).  If the Parties do not amend Exhibit E to include such license agreement within [***] days after Fate first provides such license agreement to Juno, then such license agreement shall not be a Fate Upstream Agreement and the intellectual property rights licensed to Fate under such license agreement shall automatically be excluded from the definitions of Fate Know-How and Fate Patents. Any copy of a Fate Upstream Agreement provided to Juno may be redacted to remove any confidential, proprietary or competitive information of Fate except to the extent such information is required for Juno to understand the scope of the Fate IP and any restrictions or limitations included therein.

5.9       Excluded Modulators; Partially Excluded Modulators.

5.9.1                     If, at the time a milestone payment (other than the sales milestones indicated by a #) is incurred under Sections 5.5 or 5.6 with respect to a Modulated Product, the only Fate Modulator(s) used or incorporated in such Modulated Product are solely Excluded Modulator(s), then such Modulated Product shall not be considered a Modulated Product for purposes of such milestone payment under Sections 5.5 and 5.6.

5.9.2                     If, at the time a milestone payment (other than the sales milestones indicated by a #) is incurred under Sections 5.5 or 5.6 with respect to a Modulated Product, the only Fate Modulator(s) used or incorporated in such Modulated Product are either (i) solely Partially Excluded Modulator(s) or (ii) solely Partially Excluded Modulator(s) and Excluded Modulator(s), then such Modulated Product shall be considered a Modulated Product for purposes of such milestone payment under Sections 5.5 and 5.6; provided that in each case the applicable payment owed on such Modulated Product is [***] of the amount that would otherwise be payable.

5.9.3                     If, at the time of First Commercial Sale of a Modulated Product, the only Fate Modulator(s) used or incorporated in such Modulated Product are solely Excluded Modulator(s), then such Modulated Product shall not be considered a Modulated Product for purposes of the sales milestone payments (i.e. those sales milestones indicated by a #) incurred under Sections 5.5 and 5.6 or for the royalties incurred under Section 5.7.  Notwithstanding the foregoing, if [***], then this Section 5.9.3 shall cease to apply with respect to the applicable Modulated Product.

5.9.4                     If, [***], the only Fate Modulator(s) used or incorporated in such Modulated Product are either (i) solely Partially Excluded Modulator(s) or (ii) solely Partially Excluded Modulator(s) and Excluded Modulators(s), then such Modulated Product shall be considered a Modulated Product for purposes of the sales milestone payments (i.e. those sales milestones indicated by a #) incurred under Sections 5.5 and 5.6 or for the royalties incurred under Section 5.7, provided that in each case the applicable payment owed on such Modulated Product is [***] of the amount that would otherwise be payable.  Notwithstanding the foregoing, [***], then this Section 5.9.4 shall cease to apply with respect to the applicable Modulated Product.

ARTICLE 6
PAYMENTS; RECORDS

6.1       Payment Method.  All payments due under this Agreement shall be made from a bank located in the United States by bank wire transfer in immediately available funds to a bank account designated by Fate.  All payments hereunder shall be made in U.S. dollars.  In the event that the due date of any payment subject to ARTICLE 5 is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.  Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the [***] calculated on the number of days such payment is delinquent.

6.2       Taxes.  If laws or regulations require that taxes be withheld from any amounts payable hereunder, Juno will:  (a) deduct those taxes from the otherwise remittable payment; (b) timely pay the taxes to the proper taxing authority; and (c) notify Fate and promptly furnish Fate with copies of any documentation evidencing such withholding.

6.3       Royalty Payments and  Reports.  Royalty payments under this Agreement with respect to Net Sales of Modulated Product in a given [***] shall be made to Fate or its designee [***] within [***] days following the [***].  Each royalty payment shall be accompanied by a report detailing, [***].

6.4       Books and Records; Accounting and Audits.  Juno shall maintain, and cause its Affiliates and sublicensees to maintain, complete and accurate books and records, in accordance with U.S. GAAP, which are relevant to and sufficient in detail to verify, as applicable, the calculation of Net Sales and royalty and other payments owing hereunder.  Fate shall maintain complete and accurate books and records, in accordance with U.S. GAAP, which are relevant to, as applicable, all costs or expenses of Fate incurred in performance of the Research Program, which books and records shall be sufficient in detail to verify such costs and expenses.  A Party (the “Auditing Party”) shall have the right, at its own expense and not more than once in any calendar year during the term of this Agreement, to have an independent, certified public accountant, selected by the Auditing Party, and under an obligation of confidence, audit such books and records as described above of the other Party (the “Audited Party”) in the location(s) where such books and records are maintained upon reasonable notice (which shall be no less than [***] business days prior written notice) and during regular business hours, and for the sole purpose of verifying the basis and accuracy of the payments required and made under this Agreement (if Juno is the Audited Party) or the costs and expenses incurred in performance of the Research Program (if Fate is the Audited Party), as applicable.  The report and communication of such accountant with respect to such an audit shall be limited to a certificate stating whether any, as applicable, report made or payment submitted during such period is accurate or inaccurate and, if a discrepancy is identified, shall also indicate the amount and if applicable, with respect to any report, the nature, of any discrepancy, and the correct information (with respect to the applicable period).  Such accountant shall provide Fate and Juno with a copy of each such report simultaneously.  Should the audit lead to the discovery of a discrepancy in any payment due by the Audited Party to the Auditing Party as provided in this Agreement: (i) to the Auditing Party’s detriment, the Audited Party shall pay to the Auditing Party the amount of the discrepancy within [***] days of the Audited Party’s receipt of the report; or (ii) to the Audited Party’s detriment, the Audited Party may, as applicable, credit the amount of the discrepancy against future payments payable to the Auditing Party under this Agreement, and if there are no such payments payable, then the Auditing Party shall pay to the Audited Party the amount of the discrepancy within [***] days of the Auditing Party’s receipt of the report.  The cost charged by such accountant for such audit shall be borne by the Auditing Party, except that, in the event that the discrepancy is to the Auditing Party’s detriment and is greater than [***] of the amount due for such audited period, then the Audited Party shall pay or reimburse the reasonable cost charged by such accountant for such audit.  Once the Auditing Party has conducted an audit permitted by this Section 6.4 in respect of any period, it may not re-inspect the Audited Party’s books and records in respect of such period, unless a subsequent audit of a separate reporting period uncovers fraud on the part of the Audited Party that is reasonably expected to have been occurring during the prior audited period.  For clarity, however, if a discrepancy is identified by the accountant during the course of an audit and the Parties do not agree upon a resolution of such discrepancy, then the Auditing Party’s accountant may re-inspect the books and records to the extent reasonably relevant to resolving such discrepancy.  Notwithstanding anything herein to the contrary, upon the expiration of [***] years following the end of any calendar year, the right to audit, the books and records for such calendar year shall expire and such Party shall be released from any liability or accountability with respect to payments or Research Program costs and expenses as reflected in such books of such Party for such calendar year (including, for clarity, with respect to the calculation of royalties payable with respect to each such calendar year).  The Parties shall no longer be required to retain such books and records for any calendar year after the expiration of the [***] calendar year following such calendar year.

6.5       Blocked Currency.  If at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, Juno shall have the right and option to make such payments by depositing the amount thereof in local currency to Fate’s account in a bank or depository in the Territory.

6.6       Confidentiality.  Each Party shall treat all financial information of the other Party that is subject to review under this ARTICLE 6 of this Agreement (including all royalty reports) as such other Party’s Confidential Information.

ARTICLE 7
DUE DILIGENCE

7.1       Diligence.  On a Selected Target-by-Selected Target basis, Juno shall use [***] Efforts to [***].

7.2       Diligence Failure.  If, on a Selected Target-by-Selected Target basis, Fate believes that Juno has failed to satisfy the foregoing diligence requirements [***] then Fate shall give written notice to Juno and Juno shall have an opportunity of at least [***] days to cure such failure or to provide written evidence of its satisfaction of the foregoing diligence.  If at the end of such [***] days Juno has not cured such failure [***].

ARTICLE 8
INTELLECTUAL PROPERTY

8.1       Ownership of Inventions; Disclosure.

(a)                                 Ownership.  Title to all inventions and other intellectual property made solely by employees or consultants of Fate in the course of performing the Research Program shall be owned by Fate; title to all inventions and other intellectual property made solely by employees or consultants of Juno in the course of performing the Research Program shall be owned by Juno; title to all inventions and other intellectual property made jointly by employees or consultants of Juno and Fate in the course of performing the Research Program shall be owned jointly by Juno and Fate.  Inventorship of inventions and other intellectual property made pursuant to this Agreement shall be determined in accordance with the patent laws of the United States.

(b)                                 Disclosure of Inventions.  Each Party shall promptly disclose to the other any inventions made in connection with this Agreement.  Neither Party shall use the Confidential Information of the other Party, including the Results of the Research Program, or any information constituting Collaboration IP to support any patent applications that are not a Collaboration Patent.

(c)                                  Background IP.  Each Party would retain ownership of intellectual property rights existing as of the Effective Date, or developed or acquired independently of the Research Program, and nothing in this Agreement shall assign any ownership to the other Party with respect to such intellectual property rights.

(d)                                 Change of Control.  Fate shall [***] upon a Change of Control of Fate with a Third Party that [***].

8.2       Patent Prosecution.

(a)                                 Fate Collaboration Patents.  Fate shall be responsible, at its expense, and shall have the exclusive right for preparing, filing, prosecuting and maintaining the Fate Collaboration Patents and for conducting any interferences, re-examinations, reissues and oppositions relating thereto.  Fate shall keep Juno fully informed with respect to (i) the issuance of patents filed by Fate pursuant to this Section 8.2(a) and (ii) the abandonment of any patent or patent application maintained by Fate pursuant to this Section 8.2(a).  Without limiting the foregoing, (x) during the Research Term, with respect to any Fate Collaboration Patents that primarily relate to Engineered T-Cells and (y) after the Research Term, with respect to any Fate Collaboration Patents that primarily relate to Modulated Products incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s), Fate will: (A) provide Juno with copies of the text of the applications relating to such Fate Collaboration Patents at least [***] days before filing, except for urgent responses in which case Fate will provide a reasonable amount of time based on the circumstance; (B) provide Juno with a copy of each submission made to and document received from a patent authority, court or other tribunal regarding such Fate Collaboration Patents reasonably promptly after making such filing or receiving such document, including a copy of each application as filed together with notice of its filing date and application number; (C) keep Juno advised of the status of all material communications, actual and prospective filings or submissions regarding such Fate Collaboration Patents, and will give Juno copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (D) reasonably incorporate in good faith Juno’s comments on the communications, filings and submissions for such Fate Collaboration Patents.  If Fate desires to include in any patent filing for a Fate Collaboration Patent any Fate Know-How or Collaboration Know-How that is Enabling (as that term is defined in Section 1.13), then Fate shall notify Juno in writing of its desire and provide to Juno the proposed filing that incorporates the Fate Know-How or Collaboration Know-How.  If Juno consents in writing to incorporate such Fate Know-How or Collaboration Know-How in such patent filing, then such Fate Know-How or Collaboration Know-How shall remain Enabling if it first becomes publicly known as a result of the patent office’s publication of the applicable patent filing.  If Juno does not consent to incorporate such Fate Know-How or Collaboration Know-How in such patent filing, then any such publication shall result in such Fate Know-How or Collaboration Know-How ceasing to be Enabling.

(b)                                 Joint Collaboration Patents.  Juno shall be responsible [***], and shall have the exclusive first right for preparing, filing, prosecuting and maintaining the Joint Collaboration Patents that primarily relate to the Products and for conducting any interferences, re-examinations, reissues and oppositions relating thereto.  Fate shall be responsible [***], and shall have the exclusive first right for preparing, filing, prosecuting and maintaining the Joint Collaboration Patents that do not primarily relate to the Products and for conducting any interferences, re-examinations, reissues and oppositions relating thereto.  The controlling Party shall keep the non-controlling Party fully informed with respect to (i) the issuance of patents filed by the controlling Party pursuant to this Section 8.2(b), and (ii) the abandonment of any patent or patent application maintained by the controlling Party pursuant to this Section 8.2(b).  Without limiting the foregoing, the controlling Party will (A) provide the non-controlling Party with copies of the text of the applications relating to the Joint Collaboration Patents at least [***] days before filing, except for urgent responses in which case the controlling Party will provide a reasonable amount of time based on the circumstance; (B) provide the non-controlling Party with a copy of each submission made to and document received from a patent authority, court or other tribunal regarding any Joint Collaboration Patents reasonably promptly after making such filing or receiving such document, including a copy of each application as filed together with notice of its filing date and application number; (C) keep the non-controlling Party advised of the status of all material communications, actual and prospective filings or submissions regarding the Joint Collaboration Patents, and will give the non-controlling Party copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (D) reasonably consider in good faith the non-controlling Party’s comments on the communications, filings and submissions for such Joint Collaboration Patents.  If the controlling Party, in its sole discretion, declines to file, prosecute or maintain any Joint Collaboration Patents, then the controlling Party shall notify the non-controlling Party in writing thereof and the non-controlling Party shall have the right to file, prosecute and maintain such Joint Collaboration Patents and conduct any interferences, re-examinations, reissues and oppositions relating thereto.

(c)                                  Juno Collaboration Patents.  Juno shall be responsible, at its expense, and shall have the exclusive right for preparing, filing, prosecuting and maintaining the Juno Collaboration Patents and for conducting any interferences, re-examinations, reissues and oppositions relating thereto.

(d)                                 Cooperation.  Each Party shall reasonably cooperate with and assist the other Party in connection with the activities of such Party under this Section 8.2 upon the reasonable request of the other Party, including by making scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any filing, prosecution, maintenance or extension of such patents and patent applications.

8.3       Enforcement and Defense.

(a)                                 Notice.  Each Party shall promptly notify the other of any knowledge it acquires of any potential infringement of the Fate Patents, Fate Collaboration Patents or Joint Collaboration Patents by a Third Party.

(b)                                 Right to Control Enforcement.

(1)                                 Juno shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding by counsel of its own choice [***] with respect to infringement of Fate Patents (subject to Section 5.8), Fate Collaboration Patents or Joint Collaboration Patents that primarily relate to Modulated Products incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s), in the case of such Fate Patents or Fate Collaboration Patents only for so long as the License to Modulated Products directed against such Selected Target(s) is exclusive.

(2)                                 Except as provided in Section 8.3(b)(1), (A) Juno shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding by counsel of its own choice with respect to infringement of the Joint Collaboration Patents that primarily relate to Engineered T-Cells, and (B) Fate shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding by counsel of its own choice with respect to infringement of the Joint Collaboration Patents that do not primarily relate to Engineered T-Cells.

(3)                                 Except as provided in Section 8.3(b)(1), Fate shall have the exclusive right, but not the obligation, to institute, prosecute, and control any action or proceeding by counsel of its own choice [***] with respect to infringement of the Fate Patents or Fate Collaboration Patents.

(4)                                 If in any such proceeding the controlling Party is required to join the non-controlling Party for standing purposes or in order for the controlling Party to commence or continue any such proceeding, then the non-controlling Party shall join such proceeding, at the controlling Party’s expense.

(5)                                 If the controlling Party in any proceeding described in Section 8.3(b)(1) or Section 8.3(b)(2) fails to abate the infringement or file suit to enforce or defend the applicable patent rights against the infringing party, then the non-controlling Party shall have the right, but not the obligation, to take whatever action it deems appropriate to enforce or defend the applicable patent rights.

(6)                                 Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, the amount of any recovery from a proceeding brought under Section 8.3(b)(1), Section 8.3(b)(2) or Section 8.3(b)(5), whether by settlement or otherwise, shall first be applied to the out-of-pocket costs of such action by both Parties, and any remaining amounts shall be distributed as follows:  (i) in the case Juno brought and controlled such action or proceeding under Section 8.3(b)(1), [***] and (ii) in the case a Party brought and controlled such action or proceeding with respect to infringement of Joint Collaboration Patents under Section 8.3(b)(2) or Section 8.3(b)(5) [***].  The amount of any recovery from any action or proceeding with respect to infringement of Fate Patents or Fate Collaboration Patents brought by Fate under Section 8.3(b)(3) or Section 8.3(b)(5) shall be retained by Fate.

ARTICLE 9
CONFIDENTIALITY

9.1       Confidential Information.  The Parties agree that, for the term of this Agreement and for [***] years thereafter, the receiving Party shall not, except as expressly provided in this ARTICLE 9, disclose to any Third Party any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement.  For purposes of this ARTICLE 9, “Confidential Information” shall mean any information, samples or other materials, which if disclosed in tangible form is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature, or, if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure.  Notwithstanding the foregoing, Confidential Information shall not include any information that can be established by the receiving Party by competent proof that such information:

(a)                                 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                 was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e)                                  was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

Notwithstanding anything to the contrary in this Section 9.1, and for the purposes of clarity, the identity of the Targets and Selected Targets shall be deemed Confidential Information of both Juno and Fate.  The identity of the Targets and Selected Targets shall not be disclosed by Fate or Juno to any Third Party for so long as the identity of such Target or Selected Target remains Confidential Information.  The foregoing will not prevent a Party, if specifically asked by a Third Party about availability to work on a Target or Selected Target, from indicating that it is not available.  Fate IP, Fate Collaboration IP and Fate Modulators will be Confidential Information of Fate, Juno Collaboration IP will be Confidential Information of Juno, and Joint Collaboration IP and Results will be Confidential Information of both Juno and Fate.

9.2       Permitted Use and Disclosures.  Each Party hereto may use or disclose Confidential Information of the other Party to the extent such use or disclosure is reasonably necessary and permitted in (a) the exercise of the rights granted or performance of obligations hereunder (including Juno’s development and commercialization of Modulated Products incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s), use of Joint Collaboration IP (subject to Section 4.5) and use of Results (subject to Section 4.6)), including in the case of Juno and solely with respect to the Joint Collaboration IP and Results for the development and commercialization of Modulated Products, (b) filing or prosecuting patent applications in accordance with Section 8.2 (subject to Section 8.1(b)), (c) prosecuting or defending litigation relating to or contemplated by this Agreement, (d) complying with applicable governmental laws, regulations or court order or otherwise submitting information to tax or other governmental authorities, or (e) conducting clinical trials pursuant to any right or license granted hereunder, provided that if a Party is required by governmental authority or court order to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.  A Party that discloses Confidential Information of the other Party to Affiliates, actual and potential licensees and sublicensees, collaborators, employees, consultants, contractors or agents of such Party as permitted by this Section 9.2 shall require that any such Affiliate, actual or potential licensee or sublicensee, collaborator, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this ARTICLE 9.

9.3       Nondisclosure of Terms.  Each of the Parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors, investors, potential investors, acquirers and other similarly situated Third Parties, and actual or prospective collaborators or licensees, in each case on a need to know basis and provided that any such attorney, advisor, actual or potential investor or acquirer or other Third Party agrees to be bound by similar terms of confidentiality and non-use comparable in scope to those set forth in this ARTICLE 9, or to the extent permitted pursuant to the exceptions in Section 9.2(c) and (d).  The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange on which securities issued by a Party are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (or its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange.

9.4       Press Release.  The Parties desire to issue a press release regarding this Agreement. Such press release shall be mutually-agreed to by the Parties, and attached hereto as Exhibit D. Such press release shall be issued within two (2) business days of the Effective Date.  Except as required by applicable laws (including disclosure requirements of the SEC or any stock exchange on which securities issued by a Party are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to Section 9.3 or this Section 9.4.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement at least [***] business days prior to the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

9.5       Publications.  At least [***] days prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Results that have not been previously published, each Party shall provide to the other Party a draft copy thereof for its clinical review (unless such Party is required by law to publish such Results sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible).  The publishing Party shall consider in good faith any comments provided by the other Party during such [***] day period.  The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

9.6       Prior Non-Disclosure Agreement.  As of the Effective Date, the terms of this ARTICLE 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

9.7       Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this ARTICLE 9.  In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE 9.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1                        Juno.  Juno represents, warrants and covenants that:  (a) it has the legal power, authority and right to enter into this Agreement and to fully perform all of its obligations hereunder; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (c) the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of Juno; and (d) as of the Effective Date there is no claim or demand of any Third Party pertaining to, or any proceeding that is pending or, to the knowledge of Juno, threatened, that challenges the rights of Juno to conduct its obligations under the Research Program.

10.2                        Fate.  Fate represents, warrants and covenants that:  (a) it has the legal power, authority and right to enter into this Agreement and to fully perform all of its obligations hereunder; (b) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (c) the performance of its obligations and the grant of rights hereunder do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of Fate; (d) [***], (e) to the knowledge of Fate, as of the Effective Date, [***], (f) Fate will not knowingly use or incorporate any patent, know-how or other intellectual property rights of a Third Party in conducting its obligations under the Research Program, and (g) as of the Effective Date, [***].

10.3                        Disclaimer.  Juno and Fate specifically disclaim any guarantee that the Research Program will be successful, in whole or in part.  Provided that the Parties perform their obligations under this Agreement and the Research Plan, the failure of the Parties to successfully develop, Modulators and/or Products will not constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, FATE AND JUNO MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE FATE IP, COLLABORATION IP, INFORMATION DISCLOSED HEREUNDER OR PRODUCTS OR MODULATED PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY COLLABORATION IP, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.4                        Mutual Covenants.

(a)                                 Employees, Consultants and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform research or development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign (or, if assignment is not permitted to license exclusively) inventions in a manner consistent with the provisions of this Agreement; provided that such Party shall be entitled to agree to commercially reasonable terms that allow any such Third Party consultants and contractors to retain rights in or to intellectual property that is generally applicable to such Third Party’s business, including any improvements to its preexisting intellectual property rights.

(b)                                 No Debarment.  Each Party represents, warrants and covenants to the other party that (i) it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., (ii) neither it, nor to its knowledge, any of its employees, consultants or contractors, have, to its knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), and (iii) it does not, and will not during the term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to the Research Program or any Product or Modulated Product.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such party, including the party itself or its Affiliates or sublicensees, which directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c)                                  Compliance with Laws.  In the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all applicable laws, rules and regulations.

ARTICLE 11
INDEMNIFICATION

11.1                        Juno.  Juno agrees to indemnify, defend and hold Fate and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Fate Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to [***].

11.2                        Fate.  Fate agrees to indemnify, defend and hold Juno and its Affiliates and sublicensees and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Juno Indemnitees”) harmless from and against any Liabilities arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to [***].

11.3                        Indemnification Procedure.  A Party that intends to claim indemnification (the “Indemnitee”) under this ARTICLE 11 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 11.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim.  The indemnification obligations of the Parties under this ARTICLE 11 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this ARTICLE 11, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this ARTICLE 11.  The Indemnitee under this ARTICLE 11, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification.  It is understood that only Juno or its permitted assignee may claim indemnity under this ARTICLE 11 (on its own behalf or on behalf of a Juno Indemnitee), and other Juno Indemnitees may not directly claim indemnity hereunder.  Likewise, it is understood that only Fate may claim indemnity under this ARTICLE 11 (on its own behalf or on behalf of a Fate Indemnitee), and other Fate Indemnitees may not directly claim indemnity hereunder.

ARTICLE 12
TERM AND TERMINATION

12.1                        Term.  Unless earlier terminated, this Agreement will continue in full force and effect from the Effective Date until the date no further payments are due under ARTICLE 5 above.  If no Selected Target has been selected in accordance with Section 2.8 by the end of the Research Term, the following provisions shall expire at the end of the Research Term:  Sections 4.1, 4.2, 4.3(b), 4.3(c), 4.3(e) 8.2 and 8.3 and ARTICLE 7.  For any Modulated Product incorporating as an active ingredient an Engineered T-Cell directed against Selected Target(s) that is subject to the License granted under Section 4.1, on a Modulated Product-by-Modulated Product and country-by-country basis, following the date that no further payments are due under ARTICLE 5 with respect to such Modulated Product in a country (but not an early termination of this Agreement), and provided that Juno has made all payments due and payable to Fate with respect to such Modulated Product in such country, Juno shall have a perpetual, fully paid-up, non-exclusive license under the Fate IP and Fate Collaboration IP (subject to Section 5.8) to make, have made, use, sell, offer for sale and import such Modulated Product in such country for use in the Field.

12.2                        Termination for Breach.  Subject to the provisions of this Section 12.2, either Party may terminate the Research Program and this Agreement in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [***] days ([***] days for payment breach) after written notice thereof was provided to the breaching Party by the non-breaching Party.  Any termination shall become effective at the end of such [***] day ([***] day for payment breach)

period unless the breaching Party has cured any such breach or default prior to the expiration of the [***] day ([***] day for payment breach) period.  Fate shall have the right to terminate this Agreement during the Research Term for Juno’s uncured material breach in accordance with the foregoing, but shall not have the right to terminate this Agreement after the Research Term, except in the event that Juno fails to make any undisputed payment when due and does not cure such failure in accordance with this Section 12.2.  In any event, Fate shall have the right to seek monetary damages or other available remedies for any breach of this Agreement by Juno.

12.3                        Termination upon Notice.  Juno may terminate this Agreement upon [***] written notice to Fate; provided, however, that notice of such termination of this Agreement may not be provided at any time prior to the second anniversary of the Effective Date.

12.4                        Effect of Expiration or Termination.

(a)                                 Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b)                                 Return of Materials.  Upon any termination of this Agreement, Juno and Fate shall promptly return to the other all Confidential Information received from the other Party, except one copy of which may be retained for archival purposes subject to a continuing obligation of confidentiality.

(c)                                  Effect of Expiration or Termination.  Upon any expiration or termination of this Agreement, except to the extent of any license as provided in Section 12.1, in addition to any rights and remedies that either Party may have at law or equity: (i) the licenses and rights to Juno under Section 4.1 shall terminate, (ii) each party shall immediately cease using the Confidential Information and Materials of the other party, for all purposes, and (iii) all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 12.4 and Section 12.5.

12.5                        Survival Sections.  Sections 2.7 (last sentence only), 4.5, 4.6, 4.7, 6.4 (for the period described therein), 6.6, 8.1 (excluding clause (d)), 10.3, 12.4, 12.5 and 12.6 and Articles 1, 9, 11 and 13 shall survive the expiration or termination of this Agreement for any reason.  If, after the termination of this Agreement, Juno, itself or through any Affiliate or through a licensee pursuant to a license granted by Juno under the Collaboration IP, develops, commercializes or otherwise exploits any Modulated Product, then all of the payment provisions of Sections 5.5, 5.6 and 5.7 and ARTICLE 6 shall apply to such Modulated Product and shall survive termination of this Agreement for such purpose.

12.6                        Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE 13
MISCELLANEOUS

13.1                        Governing Laws.  This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Subject to Section 13.2, all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in the Southern District of New York (and the appellate courts thereof), and each Party hereby irrevocably consents to the personal and non-exclusive jurisdiction and venue thereof.

13.2                        Disputes.  If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute within [***] days of a written request by either Party to the other Party, the Parties agree to refer the Dispute to the respective Chief Executive Officers of each Party for resolution. If, after an additional [***] days, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such dispute, controversy or claim will be submitted to the Judicial Arbitration and Mediation Service (“JAMS”) or its successor for non-binding mediation in New York, New York before a single mediator.  The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings.  The Parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.  Any Dispute that cannot be resolved through mediation, and any Dispute with respect to which a Party is claiming equitable relief, shall be resolved by a court of competent jurisdiction.

13.3                        Independent Contractors.  The relationship of the Parties under this Agreement is that of independent contractors.  Neither Party shall be deemed to be an employee, agent, partner, franchisor, franchisee, joint venture or legal representative of the other for any purpose as a result of this Agreement or the transactions contemplated thereby, and neither shall have the right, power or authority to create any obligation or responsibility on behalf of the other.

13.4                        Assignment.  The Parties agree that neither this Agreement nor their rights and obligations under this Agreement shall be delegated, assigned or otherwise transferred to a third party, in whole or part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, without prior written consent of the other Party.  Notwithstanding the foregoing, a Party may, without such consent, assign this Agreement and its rights and obligations hereunder in their entirety (a) to an Affiliate, or (b) in connection with a Change of Control.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties and their permitted successors and assigns.  Any attempted delegation, assignment or transfer in violation of the foregoing shall be null and void.

13.5                        Force Majeure.  If either Party is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, earthquake, power shortage or failure, failure of the transportation system, or any other cause whatsoever beyond the reasonable control of the Party (“Force Majeure Event”), the Party so prevented or delayed shall be excused from the performance of any such obligation during a period that is reasonable in light of the Force Majeure Event, but no less than the duration of the Force Majeure Event itself.

13.6                        Right to Develop Independently.  Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall impair either Party’s right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the other Party’s IP or to market and distribute products or services based on such other intellectual property and technology.

13.7                        Bankruptcy.  The licenses and sublicenses granted by Fate under this Agreement are and shall be deemed to be, for purposes of 11 U.S.C. Section 365(n), a license of “Intellectual Property Rights” as defined thereunder, and if Fate is under any proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of Juno, or Juno as a debtor in possession, elects to reject the foregoing license, Juno may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of Juno’s rights under such license and sublicense to the maximum extent permitted by law.

13.8                        Notices.  Any notices required or permitted under this Agreement or required by law must be in writing by first class certified mail or international express delivery service (such as DHL), in each case properly posted and fully prepaid to the applicable address below, or to such other address as either Party may substitute by written notice under this Section.  Notice shall be deemed to have been given when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

If to Fate:	Fate Therapeutics, Inc.
3535 General Atomic Court, Suite 200
San Diego, California, 92121, USA
Attention: Chief Operating Officer

If to Juno:	Juno Therapeutics, Inc.
307 Westlake Avenue North, Suite 300
Seattle, Washington, 98109, USA
Attention: General Counsel

13.9                        Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor.  The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.

13.10                 Compliance with Laws.  Each Party shall furnish to the other Party any information requested or required by that Party during the term of this Agreement or any extensions hereof to enable that Party to comply with the requirements of any U.S. or foreign, state and/or government agency.

13.11                 Further Assurances. At any time or from time to time on and after the date of this Agreement, a Party shall at the written and reasonable request of the requesting Party: (a) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement; (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

13.12                 Use of Names and Marks.  Neither Party shall use the name, trade name, trademark or other designation of the other Party or its employees in connection with any products, promotion or advertising without the prior written permission of the other Party. For clarity, either Party may, without the other Party’s prior permission, reasonably utilize the other Party’s name or names of its employees in statements of fact, in legal proceedings, patent filings, and regulatory filings.

13.13                 Severability.  If any provision, or portion thereof, in this Agreement is held to be invalid or unenforceable to any extent, such provision of this Agreement shall be enforced to the maximum extent permissible by applicable law so as to effect the intent of the Parties, and the remainder of the Agreement shall remain in full force and effect.  The Parties shall negotiate in good faith a valid and enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent and economic effect of such invalid or unenforceable provision as if it were enforceable.

13.14                 Waiver.  Any waiver of any provision of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time, shall not be construed as a waiver of such Party’s rights under this Agreement and shall not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.  No exercise or enforcement by either Party of any right or remedy under this Agreement shall preclude the enforcement by such Party of any other right or remedy under this Agreement or that such Party is entitled by law to enforce.

13.15                 Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 13.15 shall not be construed to limit either Party’s indemnification obligations under ARTICLE 11.

13.16                 Entire Agreement; Modification.  This Agreement (including the Exhibits and any amendments hereto signed by both Parties) constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, agreements, and understandings, written or oral, that the Parties may have reached with respect to the subject matter hereof.  Except as set forth in Section 13.13, this Agreement may not be altered, amended or modified in any way except by a writing (excluding email or similar electronic transmissions) signed by the authorized representatives of both Parties.

13.17                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Once signed, any reproduction of this Agreement made by reliable means (e.g., pdf, photocopy, facsimile) is considered an original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

JUNO THERAPEUTICS, INC.		FATE THERAPEUTICS, INC.

By:	/s/ Hans Bishop	By:	/s/ Scott Wolchko

Name:	H. Bishop	Name:	Scott Wolchko

Title:	C.E.O.	Title:	COO/CFO

Confidential

EXHIBIT A

Initial Research Plan

[***]

EXHIBIT B

Target List

[Initial list of targets (up to [***]), to be provided by Juno within [***] days of the Effective Date]

EXHIBIT D

Press Release

Juno Therapeutics and Fate Therapeutics Announce Strategic Research Collaboration to Improve the Therapeutic Profile of Engineered T Cell Immunotherapies

Alliance Utilizes Fate’s Hematopoietic Cell Programming Platform to Identify Small Molecule Modulators for Juno’s Leading Genetically-Engineered T Cell Immunotherapies

SEATTLE and SAN DIEGO — May 6, 2015 — Juno Therapeutics, Inc. (NASDAQ: JUNO) and Fate Therapeutics, Inc. (NASDAQ: FATE) announced today that they have executed a strategic research collaboration and license agreement to identify and utilize small molecules to modulate Juno’s genetically-engineered T cell product candidates to improve their therapeutic potential for cancer patients. The collaboration brings together Juno’s industry-leading expertise in the development of chimeric antigen receptor (CAR) and T cell receptor (TCR) based cellular immunotherapies and Fate’s innovative platform for programming the biological properties and in vivo therapeutic potential of hematopoietic cells.

“A deep understanding of T cell biology is the basis of Juno’s approach to creating best-in-class cellular immunotherapies,” said Hans Bishop, Chief Executive Officer of Juno Therapeutics. “Partnering with Fate Therapeutics, and accessing its strong science and leading platform for modulating the properties of immunological cells, enables interrogation of new avenues of T cell manipulation and provides an opportunity to enhance the therapeutic profile of our genetically-engineered T cell product candidates.”

Through the four-year research and development collaboration, Fate will be responsible for screening and identifying small molecules that modulate the biological properties of engineered T cells. Juno will be responsible for the development and commercialization of engineered T cell immunotherapies incorporating Fate’s small molecule modulators. Juno has the option to extend the exclusive research term for two years through an additional payment and continued funding of collaboration activities.

“We are excited to establish this strategic alliance with Juno, a company that shares our deep commitment to developing transformative cellular therapeutics for patients afflicted with life-threatening disorders,” said Christian Weyer, M.D., M.A.S., President and Chief Executive Officer of Fate Therapeutics. “This partnership exemplifies the extension of our small molecule programming platform to additional hematopoietic cell types, such as T cells, as we continue to build and advance our innovative pipeline of programmed hematopoietic cellular therapeutic candidates.”

Financial terms of the agreement include an upfront payment to Fate of $5 million and the purchase by Juno of one million shares of Fate common stock at $8.00 per share. Juno will fund all collaboration activities for an exclusive four-year research term. For each product developed by Juno that incorporates modulators identified through the collaboration, Fate is eligible to receive approximately $50 million in target selection fees and clinical, regulatory and commercial milestones, as well as low single-digit royalties on sales. Fate retains exclusive rights to its intellectual property for all other purposes.

About Chimeric Antigen Receptor (CAR) Technology

Juno’s chimeric antigen receptor (CAR) technology genetically engineers T cells to recognize and kill cancer cells. Juno’s CAR T cell technology inserts a gene for a particular CAR into the T cell, enabling it to recognize cancer cells based on the expression of a specific protein located on the cell surface. When the engineered T cell engages the target protein on the cancer cell, it initiates a cell-killing response against the cancer cell.

About Cell Programming

Since its founding, Fate Therapeutics has been dedicated to programming the function of cells ex vivo to improve their therapeutic potential. Using advanced molecular characterization tools and technologies, Fate’s platform enables the identification of small molecule or biologic modulators that promote rapid and supra-physiologic activation or inhibition of therapeutically-relevant genes and cell-surface proteins, such as those involved in the homing, proliferation and survival of hematopoietic stem cells or those involved in the persistence, proliferation and reactivity of immunological cells. Fate utilizes its deep understanding of the hematopoietic system to rapidly assess and quantify the therapeutic potential of programmed hematopoietic cells in vivo, and applies its modulators to maximize the safety and efficacy of hematopoietic cellular therapeutics.

About Juno Therapeutics, Inc.

Juno Therapeutics is building a fully integrated biopharmaceutical company focused on revolutionizing medicine by re-engaging the body’s immune system to treat cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling evidence of tumor shrinkage in the clinical trials in refractory leukemia and lymphoma conducted to date. Juno’s long-term aim is to improve and leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world’s leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children’s Research Institute, and The National Cancer Institute.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company engaged in the development of programmed cellular therapeutics for the treatment of severe, life-threatening diseases. The Company’s approach utilizes established pharmacologic modalities, such as small molecules, to program the fate and function of cells ex vivo. The Company’s lead product candidate, PROHEMA®, is an ex vivo programmed hematopoietic cellular therapeutic, which is currently in clinical development for the treatment of hematologic malignancies and rare genetic disorders in patients undergoing hematopoietic stem cell transplantation (HSCT). The Company is also using its proprietary induced pluripotent stem cell platform to develop ex vivo reprogrammed hematopoietic and myogenic cellular therapeutics. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Juno Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the impact, benefits, timing, conduct, and funding of collaboration between the companies, as well as the capabilities, expertise, and responsibilities of each. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno’s product development activities and clinical trials, and Juno’s ability to finance these activities and trials; Juno’s ability to obtain regulatory approval for and to commercialize its product candidates; Juno’s ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno’s competitors with respect to competing treatments and technologies; Juno’s dependence on third-party research institution collaborators and other contractors in Juno’s research and development activities, including for the conduct of clinical trials and the manufacture of Juno’s product candidates; Juno’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno’s business in general, see Juno’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2015 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.

Fate Therapeutics Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ability to identify and evaluate small molecule modulators for the programming of T cells, the Company’s plans to undertake certain preclinical research on the therapeutic potential of programmed T cells, our expectations regarding the clinical effectiveness and safety of programmed T cell therapeutics, including CAR and TCR products developed through the collaboration, and the potential benefits of the collaboration, including expected funding and payments to be received under the collaboration.  These and any other forward-looking statements in this release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that we are unable to conduct or complete activities required under the collaboration, the risk of cessation or delay of any development activities under the collaboration for a variety of reasons (including any difficulties or delays in identifying modulators for the programming of T cells, and any adverse effects or events or other negative results that may be observed in clinical development of any product candidates developed through the collaboration), and the risk that funding and payments received under the collaboration may be less than expected. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s Form 10-K for the year ended December 31st, 2014, and from time to time the Company’s other investor communications. We are providing the information in this release as of this date and do not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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Fate Upstream Agreements

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